                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                                NE HOLDCO CORP.


                                NE MERGER CORP.


                                      AND


                           NETWORKS ELECTRONIC CORP.



                           Dated as of July 16, 1999

                         AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is dated as of July 16,
                                        ---------
1999, by and among NE Holdco Corp., a Delaware corporation ("Parent"), NE Merger
                                                             ------
Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"),
                                                                        ---
and Networks Electronic Corp., a California corporation (the "Company").
                                                              -------

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1  Definitions.  As used herein, the terms below shall have the
                  -----------
following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

     "Additional Amount" shall have the meaning set forth in Section 2.7.
      -----------------

     "Agreement" shall have the meaning set forth in the Preamble.
      ---------

     "Agreement of Merger " shall have the meaning set forth in Section 2.2.
      --------------------

     "Articles of Incorporation" shall mean the Amended Articles of
      -------------------------
Incorporation of the Company in effect as of the date hereof.

     "By-Laws" shall mean the Amended and Restated By-Laws of the Company in
      -------
effect as of the date hereof.

     "Certificates" shall have the meaning set forth in Section 2.10(b).
      ------------

     "CGCL" shall mean the General Corporation Law of the State of California.

     "Closing"  shall have the meaning set forth in Section 2.2.
      -------

     "Closing Date" shall have the meaning set forth in Section 2.2.
      ------------

     "Company" shall have the meaning set forth in the Preamble.
      -------

     "Company Disclosure Schedule" shall mean the schedules prepared and
      ---------------------------
delivered by the Company to and for Parent and Sub and dated as of the date hereof, which set forth the exceptions to the representations and warranties of the Company contained herein and certain other information called for by this Agreement.

     "Compensation Plans" shall have the meaning set forth in Section 5.1(d).
      ------------------

     "Confidentiality Agreement" shall mean that certain confidentiality
      -------------------------
agreement dated as of ____________, 1999 by and between Parent and [the Financial Advisor, as agent for the Company/the Company], as amended.

     "Dissenting Shares" shall have the meaning set forth in Section 2.9(a).
      -----------------

     "Effective Time" shall have the meaning set forth in Section 2.2.
      --------------

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
      ------------

     "Exchange Agent" shall have the meaning set forth in Section 2.10(a).
      --------------

     "Financial Advisor" shall mean The Seidler Companies Incorporated.
      -----------------

     "Fund" shall have the meaning set forth in Section 2.10(a).
      ----

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
      -------
1976, as amended.

     "Indemnified Parties" shall have the meaning set forth in Section 5.7(c).
      -------------------

     "Information Statement" shall have the meaning set forth in Section 3.6.
      ---------------------

     "Letter of Transmittal" shall have the meaning set forth in Section
      ---------------------
2.10(b).

     "Merger" shall have the meaning set forth in Section 2.1.
      ------

     "Merger Consideration" shall have the meaning set forth in Section 2.7.
      --------------------

     "Option" shall have the meaning set forth in Section 2.12.
      ------

     "Parent" shall have the meaning set forth in the Preamble.
      ------

     "Parent Disclosure Schedule" shall mean the schedules prepared and
      --------------------------
delivered by Parent and Sub to and for the Company and dated as of the date hereof, which sets forth the exceptions to the representations and warranties of Parent and Sub contained herein and certain other information called for by this Agreement.

     "SEC" shall mean the Securities and Exchange Commission or any successor
      ---
thereto.

     "SEC Reports" shall have the meaning set forth in Section 3.5.
      -----------

     "Securities Act" shall mean the Securities Act of 1933, as amended.
      --------------

     "Share" shall mean a share of Stock.
      -----

     "Significant Subsidiaries" shall have the meaning set forth in Section 4.1.
      ------------------------

     "Special Meeting" shall have the meaning set forth in Section 5.4(a)(i).
      ---------------

     "Stock" shall mean, the common stock of the Company, par value $.25 per
      -----
share.

     "Stock Option Plan" shall have the meaning set forth in Section 2.12.
      -----------------

     "Sub" shall have the meaning set forth in the Preamble.
      ---

     "Superior Offer" shall have the meaning set forth in Section 5.3.
      --------------

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.
      ---------------------

                                  ARTICLE II
                                  THE MERGER

     Section 2.1    The Merger.  At the Effective Time (as hereinafter defined),
                    ----------
upon the terms and subject to the conditions hereof, and in accordance with the CGCL, Sub shall be merged with and into the Company (the "Merger") as soon as
                                                          ------
practicable following the satisfaction of the conditions set forth in Article VI hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence
                  ---------------------
of Sub shall cease.

       Section 2.2  (a)  Effective Time/Closing.  The Merger shall be
                         ----------------------
consummated by the filing with the California Secretary of State and shall be effective at the time of acceptance for filing by the California Secretary of State and the Secretary of State of the State of Delaware of a copy of an agreement of merger (the "Agreement of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL, and such other documents as shall be required by the applicable provisions of the CGCL and the Delaware General Corporation Law (the effective time of such filing being the "Effective Time").
           --------------

               (b) The closing of the Merger (the "Closing") will take place at 10:00 a.m. PST, on a date to be specified by the Company and Parent, which shall be no later than the second business day after the satisfaction and/or waiver of each of the conditions set forth in Sections 6.1 and 6.2 (the "Closing Date") at the offices of Troop Steuber Pasich Reddick & Tobey, LLP, unless another date, time or place is agreed to in writing by Parent and the Company.

     Section 2.3    Effects of the Merger.  At the Effective Time the separate
                    ---------------------
existence of Sub shall cease and Sub shall be merged with and into the Company and the Company shall be a wholly-owned subsidiary of Parent.

     Section 2.4    Articles of Incorporation and By-Laws. Subject to Section
                    -------------------------------------
5.7 hereof, the Articles of Incorporation and By-Laws of the Company as in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

     Section 2.5    Directors.  The directors of Sub at the Effective Time shall
                    ---------
be the directors of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their successors shall be elected or appointed and shall be duly qualified.

     Section 2.6    Officers.  The officers of the Company at the Effective Time
                    --------
shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     Section 2.7  Conversion of Shares.  Each Share issued and outstanding
                  --------------------
immediately prior to the Effective Time (other than Shares held by Parent, Sub or any other wholly-owned subsidiary of Parent, or in the treasury of the Company or held by any wholly-owned subsidiary of the Company, all of which shall be cancelled, and Dissenting Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration (as defined below), subject to applicable withholding or back-up withholding taxes, if any, payable by the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share. As used in this Agreement, the term "Merger Consideration" shall mean the sum, in cash, of $7.50 plus the
      --------------------
Additional Amount (as defined below). As used in this Agreement, the term "Additional Amount" shall mean an amount equal to the product of: (a) $7.50;
 -----------------
multiplied by (b) 10%, multiplied by (c) a fraction, the numerator of which shall be the number of days in the period from and including the date which is the 120th day following the date of this Agreement to but excluding the date on which the Effective Time occurs, and the denominator of which shall be 365.

     Section 2.8  Conversion of Sub Common Stock.  Each share of common stock,
                  ------------------------------
par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive one share of the common stock of the Surviving Corporation.

     Section 2.9  Dissenting Shares.
                  -----------------

          General.  Notwithstanding anything in this Agreement to the contrary,
          -------
Shares which are issued and outstanding immediately prior to the Effective Time which are Dissenting Shares (as defined in Section 1300(b) of the CGCL), if any ("Dissenting Shares"), shall not be converted into or represent a right to
  -----------------
receive the Merger Consideration pursuant to Section 2.7 hereof, but the holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to the CGCL shall receive payment therefor from the Surviving Corporation in accordance with the CGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in the CGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under the CGCL or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in the CGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such Shares and each such Share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, without interest thereon, as provided in Section 2.7 hereof.

     Section 2.10 Payment for Shares.
                  ------------------

             (a)  Exchange Mechanics.  Prior to the Effective Time, Parent shall
                  ------------------
designate a bank or trust company reasonably satisfactory to the Company to act as Exchange Agent in the Merger (the "Exchange Agent"). At or prior to the
                                      --------------
Effective Time, Parent will take all steps necessary to enable and cause the Surviving Corporation to provide the Exchange Agent funds (the "Fund") necessary
                                                                ----
to make the payments contemplated by Section 2.7.  Out of the Fund, the

Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.7. The Fund shall not be used for any other purpose. The Exchange Agent may invest portions of the Fund, as directed by Parent (so long as such directions do not impair the Exchange Agent's ability to make the payments referred to in Section 2.7 hereof or otherwise impair the rights of holders of Shares), provided that no such investments may be made other than in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having capital exceeding $500,000,000. Any net earnings resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation as and when requested by Parent. The Surviving Corporation shall replace any monies lost through any investment made pursuant to this Section 2.10(a). Deposit of funds pursuant hereto shall not relieve Parent or the Surviving Corporation of their obligations to make payments in respect of Shares and Parent hereby guarantees the Surviving Corporation's obligations in respect thereof.

          (b)  Letter of Transmittal.  Promptly after the Effective Time, the
               ---------------------
Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (the "Letter of Transmittal") for
 ------------                                      ---------------------
return to the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates, and receiving payment with respect to the Shares evidenced thereby. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.10(b), each Certificate (other than Certificates representing Shares held by Parent, Sub or any other wholly-owned subsidiary of Parent, the Company or any wholly-owned subsidiary of the Company which shall have been cancelled, or Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c)  Return of Unclaimed Funds.  Any cash provided to the Exchange
               -------------------------
Agent pursuant to this Section 2.10 and not exchanged for Certificates within six months after the Effective Time will be returned by the Exchange Agent to the Surviving Corporation which thereafter will act as Exchange Agent. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.11 No Further Rights or Transfers.  At and after the Effective
                  ------------------------------
Time, each holder of a Certificate that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company, except for the right to surrender his or her Certificate or Certificates in exchange for the payment provided pursuant to Sections 2.7 and 2.10 hereof or to perfect his or her right to receive payment for his or her Shares pursuant to the CGCL and Section 2.9 hereof if such holder has validly exercised and perfected and not withdrawn his or her right to receive payment for his or her Shares, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this
Article II.

  Section 2.12    Stock Options.  Immediately prior to the Effective Time, each
                  -------------
holder of a then-outstanding Company stock option issued pursuant to the Company's Amended 1996 Stock Incentive Plan (the "Stock Option Plan"), whether
                                                  -----------------
or not then presently exercisable, to purchase Shares (an "Option") will be
                                                           ------
entitled to receive at such holder's option, and shall receive, in settlement of such Option, either (i) a cash payment from the Company equal to the product of
(x) the total number of Shares then subject to each such Option with an exercise price equal to $7.50 per Share or less/1/ multiplied by (y) the excess of the Merger Consideration over the exercise price per Share subject to such Option, subject to any required withholding of taxes or (ii) an option to acquire the same number of shares of the stock of the Surviving Corporation as the holder of such Option would have been entitled to receive pursuant to the Stock Option Plan upon the same terms and conditions as the Options exchanged therefore, provided that the Board of the Company shall, at the request of Parent, limit a holder's options to that set forth in clause (i) above. If necessary or appropriate under the Stock Option Plan, the Company will, upon the request of Parent, use its reasonable best efforts to obtain the written acknowledgment of each person holding an Option that the payment of the amount of cash or options referred to above will satisfy in full the Company's obligation to such person pursuant to such Option. By virtue of the foregoing treatment of the Options, at the Effective Time all Options shall be cancelled and shall cease to exist.

     Section 2.13 Adjustments.  If, between the date of this Agreement and the
                  -----------
Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date prior to the Effective Time, the amount of consideration to be received pursuant to this
Article II in exchange for each outstanding Share or Option or shall be correspondingly adjusted.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

     Section 3.1  Organization.  The Company is a corporation duly organized,
                  ------------
validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or

______________________
/1/ Insert base Merger Consideration amount.

operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a material adverse effect on the financial condition, results of operations or business of the Company. The Company has made available to Parent true and correct copies of the Articles of Incorporation and By-Laws.

     Section 3.2  Capitalization.
                  --------------

             (a)  Company Capitalization.  The authorized capital stock of the
                  ----------------------
Company consists of 10,000,000 shares of Stock. As of the date hereof, there are 1,881,133 shares of Stock issued and outstanding, with 7,245 shares held in treasury. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule and except for 7,323 shares of Stock issuable upon exercise of outstanding Options issued pursuant to the Stock Option Plan, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company. All issued and outstanding Shares are validly issued, fully paid, nonassessable and free of preemptive rights.

             (b)  Subsidiaries.  The Company does not hold any shares of stock
                  ------------
or any other security or interest, nor does it hold, directly or indirectly, any rights to acquire any shares of stock or any other security or interest in any other corporation, partnership, trust or other business association.

     Section 3.3  Authority Relative to This Agreement.
                  ------------------------------------

          (a)     Company Approvals.  The Company has full corporate power and
                  -----------------
authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders to the extent required by applicable law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the execution and delivery of this Agreement by the Company and, subject to the filing of the Agreement of Merger pursuant to Section 2.2 and obtaining the necessary approvals of the Company's shareholders to the extent required by applicable law, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming (i) this Agreement constitutes a valid and binding obligation of each of Parent and Sub, (ii) the necessary approvals of the Company's shareholders to the extent required by applicable law have been obtained and (iii) the authorizations, consents and approvals described in Section 3.3(b) of this Agreement have been obtained, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

          (b)     Other Authorizations.  Except as set forth in Section 3.3(b)
                  --------------------
of the Company Disclosure Schedule, other than in connection with, or in compliance with, applicable requirements of (i) the CGCL with respect to the transactions contemplated hereby, (ii) the Exchange Act

(including, without limitation, the filing of the Information Statement), (iii) the Securities Act, (iv) the securities laws of the various states, and (v) HSR Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, that would not, in the aggregate, have a material adverse effect on the financial conditions, results of operations or business of the Company.

     Section 3.4  No Violation. None of the execution or delivery of this
                  ------------
Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (a) subject to shareholder approval, constitute a breach or violation of any provision of the Articles of Incorporation or By-Laws of the company, (b) except as set forth in Section 3.4 of the Company Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company under, any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which the Company is a party or by which they or any of their respective properties or assets are bound or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its properties or assets, other than, in the case of clauses (b) and (c) above, such breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of the Company or as set forth in Section 3.4 of the Company Disclosure Schedule.

     Section 3.5  SEC Reports.  Since June 30, 1998 the Company has filed all
                  -----------
forms, reports and documents ("SEC Reports") with the SEC required to be filed
                               -----------
by it pursuant to the Securities Act, the Exchange Act and the SEC rules and regulations promulgated thereunder. Copies of all such SEC Reports have been made available to Parent by the Company. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and its cash flows for the periods then ended, subject, in the case of the interim unaudited financial statements, to year-end audit adjustments.

     Section 3.6  Information Statement; Other Information.  None of the
                  ----------------------------------------
information included in the information statement to be distributed to shareholders of the Company in connection with the Merger, or any schedules required to be filed with the SEC in connection therewith (collectively referred to herein as the "Information Statement"), except
                  ---------------------
information supplied by Parent or Sub in writing for inclusion in the Information Statement or in such schedules (as to which the Company makes no representation), will, as of the date the Information Statement is first mailed to such shareholders, and on the date of the meeting of the Company's shareholders and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to any forward-looking information which may have been supplied by the Company whether or not included by Parent or Sub in the Information Statement.

     Section 3.7  Absence of Certain Changes.  Except as set forth in Section
                  --------------------------
3.7 of the Company Disclosure Schedule, since March 31, 1999, there has not been any material adverse change in the financial condition, results of operations or business of the Company ("Material Adverse Change").

     Section 3.8  Certain Brokers' Fees.  With the exception of the fees payable
                  ---------------------
to the Financial Advisor pursuant to the engagement letter with the Company dated November 9, 1998, a copy of which will be made available to Parent, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions to any brokers or finders in connection with the transactions contemplated herein.

     Section 3.9  Litigation.  There is no claim, suit or proceeding pending or,
                  ----------
to the knowledge of the Company, threatened which would, if adversely determined, individually or in the aggregate, effect a Material Adverse Change.

     Section 3.10 No Violations.  To the knowledge of the Company, the business
                  -------------
of the Company is not being conducted in violation of, or in a manner which could cause liability under any applicable law, rule or regulation, judgment, decree or order of any governmental entity, except for any violations or practices which, individually or in the aggregate, have not effected and will not effect a Material Adverse Change.

     Section 3.11 Certain Agreements.  Except as disclosed in the Company
                  ------------------
Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any current or former director, employee or independent contractor of the Company from the Company under any employee benefit plan, agreement or otherwise, (ii) materially increase the benefits otherwise payable under any such plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     Section 3.12 Properties, Liens.  Except (i) as reflected in the financial
                  -----------------
statements (and the notes thereto) as of and for the period ended March 31, 1999, as set forth in the Company's quarterly report on Form 10-Q filed with the SEC for the quarter ended on March 31, 1999, (ii) as reflected in the financial statements (and the notes thereto) as of and for the period ended June 30, 1998, as set forth in the Company's annual report on Form 10-K filed with the SEC for the year ended on June 30, 1998 and (iii) except for statutory mechanics' and materialmen's liens, and liens for current taxes not yet due, the Company owns, free and clear of any liens, claims, charges, options or other encumbrances, all of its tangible and intangible property, real and personal, whether or not reflected in the financial statements referred to above. To the knowledge of the Company, all plants, structures and material equipment owned or leased by the Company and used in the operation of its business are in satisfactory condition and repair for the requirements of such business.

     Section 3.13 Contracts.  Except as disclosed in the Company Disclosure
                  ---------
Schedule, the Company is not a party to or subject to and union agreement or employment agreement, any lease for real or personal property, any commitment to buy or sell any products or services in excess of $50,000 per annum or any material agreement, license or authorization which has not been terminated or performed in its entirety which may, by its terms, be terminated or adversely affected by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. All material agreements to which the Company is obligated are valid and in full force and effect, and neither the Company nor, to its knowledge, the other contracting party has breached any material provisions thereunder.

     Section 3.14 Opinion of Financial Advisor.  The Company has received the
                  ----------------------------
Opinion of the Financial Advisor dated the date hereof, a copy of which has been delivered to Parent, to the effect that, as of such date, the Merger Price is fair to the Company's stockholders from a financial point of view.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

     Section 4.1  Organization.  Each of Parent, Sub and their respective
                  ------------
Significant Subsidiaries (within the meaning of Regulation S-X under the Exchange Act ("Significant Subsidiaries")) is a corporation duly organized,
               ------------------------
validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or so to qualify would have a material adverse effect on the financial condition, results of operations or business of Parent and its subsidiaries taken as a whole.

     Section 4.2  Authority Relative to This Agreement.
                  ------------------------------------

          (a)     Parent and Sub Approvals.  Each of Parent and Sub has full
                  ------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Sub, and by Parent as the sole shareholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of their respective obligations hereunder and the consummation by each of Parent and Sub of the transactions so contemplated. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming (i) this Agreement constitutes a valid and binding obligation of the Company and (ii) the authorizations, consents and approvals described in Section 4.2(b) of this

Agreement have been obtained, this Agreement constitutes a valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

          (b)     Other Authorizations.  Other than in connection with, or in
                  --------------------
compliance with, applicable requirements of (i) the CGCL and the Delaware General Corporation Law with respect to the transactions contemplated hereby,
(ii) the Exchange Act (including, without limitation, the filing of the Information Statement), (iii) the Securities Act, (iv) the Securities Laws of the various states and (v) the HSR Act no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Parent and Sub of the transaction contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, would not, in the aggregate, have a material adverse effect on the financial conditions, results of operations or business of Parent and its subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated hereby.

     Section 4.3  No Violation.  Neither the execution or delivery of this
                  ------------
Agreement by Parent and Sub, the performance by Parent and Sub of their respective obligations hereunder nor the consummation by them of the transactions contemplated hereby will (a) constitute a breach or violation under the Articles of Incorporation or By-Laws of Parent or Sub or (b) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by or result in the creation of any lien or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Parent or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (b) and (c) above, such breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of Parent and its subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated hereby, or as set forth in Section 4.3 of the Parent Disclosure Schedule

     Section 4.4  Information Statement.  None of the information supplied in
                  ---------------------
writing by Parent, Sub or their respective affiliates specifically for inclusion in the Information Statement will, at the time the Information Statement is mailed or at the time of the Special Meeting (as defined in Section 5.4) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Special Meeting any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Information Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, such event shall be so described to the Company in a timely manner.

     Section 4.5  Financing.  Parent is highly confident that one or more
                  ---------
responsible financial institutions will be able to provide Parent with the funds necessary to consummate the Merger and the transactions contemplated hereby on a timely basis and on terms and conditions satisfactory to Parent, which confidence is based solely on Parent's experience and its internal assumptions based on information made available to Parent. Upon receipt of the necessary financing from such financial institution(s), Parent will keep cash available to it sufficient to enable Parent to carry out all of its obligations under this Agreement. An affiliate of Parent, Gartland Whalley and Barker B.V, has provided to the Company a support letter, a copy of which is attached as Exhibit A hereto, upon which the Company is relying upon in entering this Agreement.

     Section 4.6  No Prior Activities.  Sub has not incurred, directly or
                  -------------------
indirectly, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the transactions contemplated hereby. Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or is subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

     Section 4.7  Surviving Corporation after the Merger.  At the Effective Time
                  --------------------------------------
and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and after giving effect to the financing for the Merger and the use of proceeds therefrom, the Surviving Corporation will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its debts as they become due), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

     Section 4.8  Certain Fees.  Neither Parent, Sub or any affiliate thereof
                  ------------
nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions to any brokers and finders in connection with the transactions contemplated herein.

                                   ARTICLE V
                                   COVENANTS

     Section 5.1  Conduct of Business of the Company.  Except as contemplated by
                  ----------------------------------
this Agreement or previously disclosed to Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its respective operations according to its ordinary and usual course of business and consistent with past practice in all material respects. Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as previously disclosed to Parent, prior to the Effective Time, the Company will not, and the Company will cause its subsidiaries not to, without the prior written consent of Parent:

          (a) issue, sell or repurchase, or authorize or propose the issuance, sale or repurchase, of any shares of capital stock of the Company and its subsidiaries, or securities convertible into such shares, or any rights, warrants or options to acquire such shares or other convertible securities, other than the issuance of Shares pursuant to the exercise of Options as outstanding on the date hereof;

          (b) declare or pay dividends or a distribution on any shares of its capital stock;

          (c) except for such transactions in the ordinary and usual course of business and consistent with past practice, authorize or enter into any agreement with respect to any material commitment or transaction which requires the Company to pay in excess of $50,000;

          (d) except as set forth in Section 5.1 of the Company Disclosure Schedule and except in the ordinary course of business and consistent with past practice and except as previously disclosed to Parent or as may be required by law, adopt or amend in any material respect any material profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement (collectively, "Compensation Plans"), or grant, or become obligated
                            ------------------
to grant, any general or specific increase in the compensation of executive officers or any increase in the compensation (including severance pay) payable or to become payable to any executive officer or institute any material new welfare program or Compensation Plan or make any change in any Compensation Plan;

          (e) except as required by the consummation of the Merger, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice;

          (f) except for such transactions in the ordinary and usual course of business and consistent with past practice, incur any material liability (absolute, accrued, contingent or otherwise) or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity; or

          (g) subject to the rights of the Company's shareholders under applicable law, propose or adopt any amendments to the Articles of Incorporation or By-laws; or

          (h) agree, in writing or otherwise, to take any of the foregoing actions.

     Section 5.2  Access to information.
                  ---------------------

             (a)  General.  So long as this Agreement has not been terminated,
                  -------
between the date of this Agreement and the Effective Time, the Company will give Parent and its authorized representatives reasonable access during normal business hours to all offices, production facilities and other facilities and to all books and records of it, will permit Parent to make such inspections as it may reasonably require and will cause its officers to furnish Parent (at such time as it would otherwise become available in the ordinary and usual course of business and consistent with past practice) with such financial and operating data and other information (consistent with that which is currently being prepared by the Company) with respect to the business and properties of the Company as Parent may from time to time reasonably request.

             (b)  Confidentiality. Subject to any additional requirements of law
                  ---------------
and the terms of the Confidentiality Agreement, Parent and Sub (i) will hold and will cause their respective representatives, advisors and financing sources to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the written opinion of its counsel with a copy sent to the Company, by other requirements of law, all documents and information concerning the Company furnished to Parent, Sub or any of their respective representatives, advisors and financing sources in connection with the transactions contemplated by this Agreement, provided, however, that, prior to any disclosure pursuant to the foregoing, Parent shall notify the Company and afford the Company an opportunity to obtain a protective order against such disclosure (except to the extent that such information can be shown to have been (x) previously known by Parent, (y) in the public domain through no fault of Parent, its representatives or advisors or (z) later lawfully acquired by Parent from other sources, unless Parent knows that such other sources are not entitled to disclose such information) and (ii) will not release or disclose such information to any other person, except in connection with this Agreement to (1) its auditors, attorneys, and other representatives and advisors with a need to know such information and (2) responsible financial institutions in connection with obtaining the financing contemplated by Section 4.5 hereof, provided that such persons shall have first been advised of the confidentiality provisions of this Section 5.2(b) and the Confidentiality Agreement and agreed to be bound thereby. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) previously known by Parent, (ii) in the public domain through no fault of Parent, its representatives or advisors or (iii) later lawfully acquired by Parent from other sources, unless Parent knows that such other sources are not entitled to disclose such information and, if requested by the Company, Parent will return to the Company all copies of information furnished by the Company to Parent or its agents, representatives, advisors or financing sources, or derived therefrom, or shall in writing confirm the destruction of such information.

     Section 5.3  Acquisition Proposals.  From and after the date of this
                  ---------------------
Agreement, the Company will not, and will instruct its officers, directors, employees, agents and other representatives not to, solicit any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company; provided, however, that the Company may furnish information to, and may engage in discussions or negotiations with, any person, and may waive any provision of any confidentiality or standstill agreement to which it or any of its representatives is a party, if (i) counsel advises the Company's Board of Directors that failure to furnish such information, engage in such discussions or negotiations, or waive any provision of any such agreement, could involve the Board of Directors in a breach of their fiduciary duties or (ii) the Board of Directors believes, in good faith, after consultation with the Financial Advisor, that such person may make a bona fide proposal for a transaction, including, without limitation, a tender or exchange offer for Shares, more favorable to the Company's shareholders than the transactions contemplated by the Merger (such transaction being a "Superior Offer"); and provided further
                                      --------------
that nothing herein shall prevent the Company's Board of Directors from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or from making such other disclosure to shareholders which, in the judgment of the Board of Directors, upon advice of counsel, may be required by law or necessary to discharge any fiduciary duty imposed thereby.

     Section 5.4  Information Statement.
                  ---------------------

The Company shall prepare an information statement relating to the Merger and its approval by the Company's shareholders satisfying the requirements of
Section 603 of the CGCL and Regulation 14C promulgated under the Exchange Act (the "Information Statement"). From and after the date hereof, the Company shall use its reasonable best efforts to expeditiously (1) obtain and furnish the information required to be included by it in the Information Statement, (2) prepare and file the Information Statement with the SEC, (3) respond to any comments made by the SEC with respect to the preliminary Information Statement and (4) cause the definitive Information Statement to be mailed to its shareholders at the earliest practicable time.

     Section 5.5  Cooperation.  Subject to the terms and conditions herein
                  -----------
provided and to the fiduciary duties of the Company's directors, each of the parties hereto agrees to use its reasonable best efforts (a) to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) promptly making their respective filings, and thereafter using their reasonable best efforts promptly to make any required submissions, under the HSR Act and (ii) promptly making any filings that are required to be made or seeking any consents, approvals, permits or authorizations that are required to be obtained under any other applicable federal, state or foreign law or regulation and (b) to refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their respective reasonable best efforts to take all such necessary action.

     Section 5.6  Public Announcements.  Parent, Sub and the Company will
                  --------------------
consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may bc required by law or any securities exchange or similar authority (in which case prior notice of at least 24 hours by the Company to Parent or by Parent or Sub to the Company, as applicable, of such issuance of a press release or making of a public statement shall be require). The parties agree that, upon execution of this Agreement, they will cause to be disseminated the joint press release attached hereto as Annex A.

     Section 5.7  Indemnification and Insurance.
                  -----------------------------

             (a)  Continuation of Charter Obligations. The Company shall, and
                  -----------------------------------
from and after the Effective Time, Parent and the Surviving Corporation shall, maintain the right to indemnification and exculpation of officers and directors provided for in the Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, with respect to indemnification and exculpation for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement.

             (b)  Continuation of D&O Insurance. For six years after the
                  -----------------------------
Effective Time, Parent or the Surviving Corporation shall maintain officers' and directors' liability insurance covering the persons who are presently covered by the Company's officers' and directors' liability insurance policies (copies of which have heretofore been delivered to Parent) with respect to actions and omissions occurring prior to the Effective Time, on terms which are not less favorable than the terms of such current insurance in effect for the Company on the date hereof.

          (c) Indemnification.  (i) The Company shall, and from and after the
              ---------------
Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director and officer of the Company (collectively, the "Indemnified
                                                                   -----------
Parties") against any costs or expenses (including attorneys' fees), judgments,
-------
fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this Agreement) and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (ii) the Company or the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received, and (iii) the Company and the Surviving Corporation will cooperate fully in the defense of any such matter. Neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (d) Eligibility for Indemnification.  Notwithstanding any provision to
              -------------------------------
the contrary contained in the Articles of Incorporation or By-Laws of the Company as in effect on the date hereof, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the CGCL, under such charter provisions shall be made by independent counsel selected by the Indemnified Party and reasonably acceptable to the Company, Parent, Sub or the Surviving Corporation, which shall pay such counsel's fees and expenses (it being agreed that neither the Company, Parent, Sub nor the Surviving Corporation shall challenge any such determination by such independent counsel which is favorable to an Indemnified Party).

          (e) Survival.  This Section 5.7 shall survive the closing of the
              --------
transactions contemplated hereby, is intended to benefit the Company, Parent, Sub or the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 5.7 against the Company or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

          (f) Merger, Assignment, etc.  In the event Parent, the Surviving
              ------------------------
Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case. proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 5.7.

     Section 5.8   Notification of Certain Matters.
                   -------------------------------

Between the date of this Agreement and the consummation of the Merger, the Company will promptly notify Parent and Sub in writing if it becomes aware of any fact or condition that causes or constitutes a breach of its representations and warranties set forth herein or made in connection herewith as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition which would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Company Disclosure Schedule if such Company Disclosure Schedule were dated prior to the date of occurrence or discovery of any such fact or condition, the Company will promptly deliver to Parent and Sub a supplement to the Company Disclosure Schedule specifying such change. Each party hereto shall promptly notify each other party of any default, the threat or commencement of any proceeding or any development before the Effective Time that would be likely to have a material adverse effect on the financial condition, results of operations or business of the Company. Notwithstanding the foregoing provisions of this Section 5.8, no party shall be required to give notice with respect to events that are reported in the financial or general interest newspapers that do not specifically relate to such party or the transactions contemplated hereby.

     Section 5.9   Employee Benefits.  Parent agrees to honor, and from and
                   -----------------
after the Effective Time shall cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance, bonus, and commission agreements and similar arrangements to which the Company is a party which are set forth in Section 5.9 of the Company Disclosure Schedule.

     Section 5.10  Acknowledgment of Parent and Sub.  Parent and Sub agree and
                   --------------------------------
acknowledge that they have had the opportunity to ask questions of representatives of the Company. Parent and Sub acknowledge that any projections prepared by the Company and provided to Parent and/or Sub as part of the due diligence process were and are merely estimates made by the Company as of the time they were provided and Parent and Sub have in no way relied on any such projections. Parent and Sub agree and acknowledge that neither the Company nor any of its affiliates has made or is making any representation or warranty as to the accuracy or completeness of the Confidential Information Memorandum furnished by the Financial Advisor on behalf of the Company or any subsequent or supplemental materials provided by such person or any other information which has been provided by the Company or any other person acting on behalf of the Company during such due diligence process. Without limiting the foregoing, Parent and Sub agree and acknowledge that the only representations and warranties made by the Company with respect to the transactions contemplated hereby are those representations and warranties contained in Article III of this Agreement (together with the exceptions to such representations and warranties set forth in the Company Disclosure Schedule) and only those representations and warranties have and will have any legal effect following the date hereof, which effect will continue solely to the extent specifically set forth herein.

                                  ARTICLE VI
                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The
                 ----------------------------------------------------------
respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where legally permissible, prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been adopted by the requisite vote of the shareholders of the Company in accordance with applicable law, if such vote is required by applicable law.

          (b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Merger; provided, however, that the Company, Parent and Sub shall use their reasonable best efforts to have any) such order, decree or injunction vacated.

          (c) Other than the filing provided for in Section 2.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on the Company or Parent.

          (d) The applicable waiting period under the HSR Act shall have expired or been terminated.

     Section 6.2 Conditions to the Obligation of Parent and Sub to Effect the
                 ------------------------------------------------------------
Merger. The obligation of Parent and Sub to effect the Merger is subject to the
------
satisfaction or waiver, where legally permissible, prior to the Effective Time of the following conditions:

          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of immediately before the Effective Time (giving effect to any supplement to the Company Disclosure Schedule), except as otherwise contemplated by this Agreement, and the Company shall have performed all obligations required to be performed by it at or prior to the Effective Time, except to the extent the failure of such representations and warranties to be true and correct or the failure to perform obligations hereunder would not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of the Company.

          (b) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clause (a) above.

          (c) Parent shall have received an opinion, dated as of the Closing Date, from Troop Steuber Pasich Reddick & Tobey, LLP, counsel to the Company, as to matters that are customary for transactions of this type; or

          (d) Parent shall have received financing of the Merger Price and associated transaction expenses on terms and conditions satisfactory to Parent in its sole discretion.

          (e) Parent shall have confirmed that the Confidential Information Memorandum furnished by the Financial Advisor on behalf of the Company does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent shall have certified such confirmation or the failure thereof to the Company in writing no later than August 18, 1999.

     Section 6.3 Conditions to the Obligation of the Company to Effect the
                 ---------------------------------------------------------
Merger. The obligation of the Company to effect the Merger is subject to the
------
satisfaction or waiver, where legally permissible, prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of immediately before the Effective Time, except as otherwise contemplated by this Agreement, and Parent and Sub shall have performed all obligations required to be performed by them at or prior to the Effective Time, except to the extent the failure of such representations and warranties to be true and correct as of immediately before the Effective Time or the failure to perform obligations hereunder would not, individually or in the aggregate, have a Company Material Adverse Effect;

          (b) The Company shall have received a certificate signed on behalf of Parent and Sub by their respective chief executive officers and the chief financial officers to the effect of clause (a) above; and

          (c) The Board of Directors of the Company shall have approved the Merger.

                                  ARTICLE VII
                        TERMINATION; AMENDMENT; WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger
                 -----------
contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) by mutual written consent duly authorized by the boards of directors of Parent and the Company;

          (b) subject to Section 7.5(a), by the Company or the Parent if (i) the conditions specified in Section 6.1 have been satisfied and the Effective Time shall not have occurred on or before September 30, 1999 or (ii) the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right of the Company or the Parent to terminate this Agreement pursuant to this Section 7.1(b) shall not be available in the event that the Company's or the Parent's, as the case may be, failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by Parent or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) by the Company, subject to Section 7.2, if the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Offer, provided, however, that (i) the Company is not then in breach of Section 5.3, (ii) the Board of Directors of the Company shall have complied with Section 7.2 in connection with such Superior Offer, and (iii) the Company shall simultaneously make the payments required by Section 7.3. For purposes of this Agreement, "Superior Offer" means an Alternative Proposal which is superior from a financial point of view to the Company's shareholders (other than any shareholders affiliated with the Parent) to the Merger and the other Transactions contemplated hereby and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's board of directors after consultation with the Company's financial advisors is reasonably capable of being obtained.

     Section 7.2 Certain Action Prior to Termination. The Company shall provide
                 -----------------------------------
to the Parent written notice of its intention to terminate this Agreement pursuant to Section 7.1(e) advising the Parent (a) that the Board of Directors of the Company has determined, by action of a majority of the members of the Board of Directors of the Company who are not affiliated with either the Parent or the person making such Alternative Proposal or their respective affiliates, that such Alternative Proposal is a Superior Offer and that, in the exercise of its good faith judgment as to fiduciary duties to shareholders under applicable law, after consultation with the Company's outside legal counsel, failure by the Board of Directors to terminate this Agreement could reasonably be expected to result in a breach of such duties and (b) as to the material terms of any such Alternative Proposal. At any time after the fifth business day following receipt of such notice, the Company may terminate this Agreement as provided in Section 7.1(e) only if the Board of Directors of the Company determines, by action of a majority of the members of the Board of Directors of the Company who are not affiliated with either the Parent or the person making such Alternative Proposal or their respective affiliates, that failure by the Board of Directors to terminate this Agreement continues to be reasonably expected to result in a breach of its fiduciary duties to shareholders under applicable law (which determination shall be made in light of any revised proposal made by the Parent prior to the expiration of such five business day period) and concurrently enters into a definitive agreement providing for the implementation of such Alternative Proposal.

     Section 7.3 Effect of Termination. In the event of the termination and
                 ---------------------
abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of the last sentence of Section 5.2(b) and Sections 5.7 and 8.9 and under the Confidentiality Agreement and other than the payment by the Company to Parent, in the event of a termination pursuant to Section 7.1(e), of $750,000 cash. Without limiting the generality or effect of any provision of the Confidentiality Agreement, if this Agreement is terminated pursuant to Section 7.1, for a period of three years after termination of this Agreement (unless otherwise previously requested in writing by the Company) Parent and Sub will not, and will cause their subsidiaries and affiliates not to, acquire or offer or propose to acquire, beneficial ownership of any Shares. Nothing contained in this Section 7.2 shall relieve the Company, Parent or Sub from liability for any breach of this Agreement.

     Section 7.4 Amendment. To the extent permitted by applicable law, this
                 ---------
Agreement may be amended by action taken by the Company, Parent and Sub (and the shareholders of the Company, if required by applicable law) at any time before or after adoption of this Agreement by the Company's shareholders; provided, however, that after the adoption of this Agreement by the Company's shareholders, no amendment shall be made which decreases the price per Share, changes the form of consideration to be received by the holders of Shares in the Merger or which adversely affects the rights of shareholders of the Company hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 7.5 Extension Waiver. At any time prior to the Effective Time, the
                 ----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein unless waiver is unlawful or specifically prohibited. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1 Non-Survival of Representations, Warranties and Agreements. The
                 ----------------------------------------------------------
representations and warranties made herein shall terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1 as the case may be; provided, however, that if the Merger is consummated, Sections 2.10, 5.5 (with respect to the last sentence thereof), 5.7 and 5.10 will survive the Effective Time to the extent contemplated by such sections, and provided further that the last sentence of Section 5.2(b), Section 8.9 and the Confidentiality Agreement will in all events survive the termination of this Agreement.

     Section 8.2 Entire Agreement: Assignment. This Agreement, the Annex,
                 ----------------------------
Exhibits and Schedules referred to herein, the letter(s) contemplated by Section
4.5 hereof and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations or those of Sub to any wholly-owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     Section 8.3 Validity. The invalidity or unenforceability of any provision
                 --------
of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 8.4 Notices. All notices and other communications among the parties
                 -------
shall be in writing; and shall be deemed to have been duly given when (i) delivered in person, or (ii) one business day after delivery to a reputable overnight courier service (i.e., Federal Express), postage pre-paid, or (iii) delivered by telecopy and promptly confirmed by telephone and by delivery of a copy in person or overnight as aforesaid, in each case with postage prepaid, addressed as follows:

     If to Parent or Sub:


          __________________
          __________________
          __________________
          Tele:
          Fax:
          Attention:

     With a copy to:

          __________________
          __________________
          __________________
          Telecopy:
          Attention:

     If to the Company:

          Networks Electronic Corp.
          9750 De Soto Avenue
          Chatsworth, California 91311
          Tel: (818) 341-0440
          Fax: (818)
          Attention:  David Wachtel

          With a copy to:

          Troop, Steuber, Pasich,
          Reddick & Tobey, LLP
          2029 Century Park East, 24/th/ Floor
          Los Angeles, CA 90067
          Tel: (310) 728-3200

          Fax: (310) 728-2200
          Attention: Murray Markiles

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 8.5  Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.6  Interpretation.  When a reference is made in this Agreement to
                  --------------
subsidiaries of Parent, Sub or the Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by Parent, Sub or the Company, as the case may be. For. purposes of this Agreement neither the Company nor any subsidiary of the Company shall not be deemed to be an affiliate or subsidiary of Sub or Parent. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, does not constitute an admission or acknowledgment of the materiality of such information. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

     Section 8.7  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
inure solely to the benefit of each party hereto, and except for the provisions of Sections 2.7, 2.12, 2.13, 5.7 and 5.10 (which are intended to be for the benefit of the persons referred to therein and their beneficiaries, and may be enforced by such persons as intended third-party beneficiaries), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.8  Counterparts.  This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     Section 8.9  Expenses.  All costs and expenses incurred in connection with
                  --------
the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 8.10 Obligation of Parent.  Whenever this Agreement requires Sub to
                  --------------------
take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

     Section 8.11 Sale of the Company.  The parties hereto agree and acknowledge
                  -------------------
that for the purposes of this Agreement no "sale" of the Company shall be deemed to have occurred until the consummation of the Merger at the Effective Time.

                              * * * * * * * * * *

IN WITNESS WHEREOF, each of' the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                                    NE Holdco Corp.
                                    ---------------------------------------
                                    ("Parent")



                                    By:   /s/ Derick C. Marsh
                                        -----------------------------------
                                    Name: Derick C. Marsh
                                    Title: Vice President

                                    NE Merger Corp.
                                    ---------------------------------------
                                    ("Sub")


                                    By:  /s/ Derick C. Marsh
                                        -----------------------------------
                                    Name: Derick C. Marsh
                                    Title: Vice President

                                    NETWORKS ELECTRONIC CORP.
                                    ("Company")


                                    By:  /s/ David Wachtel
                                        -----------------------------------
                                    Name: David Wachtel
                                    Title: President / CEO

                          COMPANY DISCLOSURE SCHEDULE
                          ---------------------------

     This Company Disclosure Schedule is an itemization by Networks Electronic
          ---------------------------
Corporation, a California corporation (the "Company"), of those matters that constitute exceptions to the items set forth in Section 3 of the Agreement and
                                                ---------
Plan of Merger, dated as of July ___, 1999 (the "Agreement"), by and among the Company, Parent and Sub. Unless otherwise noted herein, any capitalized term in this Company Disclosure Schedule shall have the same meaning assigned to such
     ---------------------------
term in the Agreement. The inclusion of any item herein shall not be deemed to be an admission of any obligation or liability to any third party. Disclosures made under the heading of one section may apply to, augment or qualify disclosures under one or more sections. Section headings are provided herein for convenience only. Where the terms of a lease, contract or other disclosure item have been summarized or described in this Company Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such lease, contract or other item. This Company Disclosure
                                                            ------------------
Schedule may be amended by the Company prior to the Closing.
--------

Schedule 3.4(b)
---------------

     The following credit agreements have customary acceleration provisions upon a "change of control":

(1)  Community Redevelopment Agency of Los Angeles
     354 South Spring Street, Suite #800
     Los Angeles, CA 90013-1258
     (Subordination Agreement with City National Bank for amount owed) per Second Modification, dated August 26, 1996 and recorded on September 18, 1996 in the amount of $1,105,000.00
        --------------------------------------------------

(2)  City National Bank
     San Fernando Valley CBC
     16133 Ventura Blvd., Suite 280
     Encino, CA 91436

     Secured Real Estate Loan #635510 in the amount of $1,550,000. Transaction dated: February 2, 1999 - Maturity Date: Feb. 1, 2014

     Accounts Receivables & Inventory Loan in the amount of $1,250,000. Transaction dated: February 2, 1999. Maturity: October 1, 1999 Loan No. 082-635315/84646

(3)  Community Development Commission of the County of Los Angeles
     2 Coral Circle
     Monterey Park, CA 91755

     Loan Amount: $650,000.

     Transaction Date: 4-19-1999 - Maturity Date: May 1, 2004
     ("Documents are binding upon Borrower's successors, representatives and assigns, and are legally enforceable in accordance with their respective terms") Page 3 of Business Loan Agreement.

Schedule 3.11
-------------

(1) Executive Employment Agreement by and between the Company and David Wachtel, dated May 1, 1998.

Schedule 3.13
-------------

(1)  Community Redevelopment Agency of Los Angeles
     354 South Spring Street, Suite #800
     Los Angeles, CA 90013-1258
     (Subordination Agreement with City National Bank for amount owed) per Second Modification, dated August 26, 1996 and recorded on September 18, 1996 in the amount of $1,105,000.00
        --------------------------------------------------

(2)  City National Bank
     San Fernando Valley CBC
     16133 Ventura Blvd., Suite 280
     Encino, CA 91436

     Secured Real Estate Loan #635510 in the amount of $1,550,000. Transaction dated: February 2, 1999 - Maturity Date: Feb. 1, 2014

     Accounts Receivables & Inventory Loan in the amount of $1,250,000. Transaction dated: February 2, 1999. Maturity: October 1, 1999 Loan No. 082-635315/84646

(3)  Community Development Commission of the County of Los Angeles
     2 Coral Circle
     Monterey Park, CA 91755

     Loan Amount: $650,000.
     Transaction Date: 4-19-1999 - Maturity Date: May 1, 2004
     ("Documents are binding upon Borrower's successors, representatives and assigns, and are legally enforceable in accordance with their respective terms") Page 3 of Business Loan Agreement.

(4) Single Tenant Lease Agreement between the Company and Link Door Controls. (This Lease Agreement was originally by and between the Company and Sentex Systems, dated August 20, 1996. In December 1997, an Assignment of Lease was made to Link Door Controls.)

(5) Promissory Notes between Sentex Systems and the Company, currently owing by the Company:

     Loan #1    $ 45,053.53     Start Date:  3-03-97

     Loan #2    $ 39,196.20     Start Date:  5-05-97

     Loan #3    $103,125.73     Start Date:  6-19-97

     Loan #4    $ 79,900.00     Start Date:  9-15-97

     Loan #5    $ 20,724.54     Start Date: 11-18-97

     Loan #6    $130,000.00     Start Date: 12-08-97


     Total Principal Amounts: $418,000.00

(6) The following is a purchase order under which the Company has committed to purchase materials from a supplier:

Order Date      Supplier Name         PO#           Total Order
----------      -------------         ---           -----------
6/8/99          Star Net              1576          $508,920.00

(7) The following is a list of purchase orders under which the Company has committed to sell products in excess of $50,000 to third parties:

OrderDate    Customer name                    Purchase order      Total order
---------    -------------                    --------------      -----------
11/17/98     KELLY AIR FORCE BASE             F41608-99-C-0049    $1,531,038.31
03/25/99     LOCKHEED NEW ORLEANS             R140196             $1,195,706.95
05/11/99     DEFENSE SUPPLY CENTER RICHMOND   SP0441-99-C-5372    $1,079,024.00
06/18/99     TEXTRON SYSTEMS                  I575P0129660        $  484,469.55
10/20/98     KELLY AIR FORCE BASE             f4-1608-98-c-0698   $  437,500.00
04/20/99     DEFENSE SUPPLY CENTER RICHMOND   SP0441-99-C-5319    $  218,324.40
06/30/99     INDUSTRIA ENGINEERING            33832               $   92,800.00

08/24/98     DEFENSE SUPPLY CENTER RICHMOND   SPO41-98-M-YA61     $   87,849.30
05/13/99     PSI BEARINGS                     99273               $   78,925.00
04/26/99     WESCO AIRCRAFT                   136691              $   72,175.50
07/09/99     AIRLAX, INC.                     6972                $   59,812.50
04/26/99     WESCO AIRCRAFT                   136691              $   58,707.90

                                       29